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                                                                           EXHIBIT 11
                               ORION CAPITAL CORPORATION
                        COMPUTATION OF EARNINGS PER COMMON SHARE
                                      (UNAUDITED)
                    (000s omitted - except for per common share data)

                                               Three months ended   Nine months ended
                                                  September 30,       September 30,
                                               ------------------   -----------------
                                                  1994     1993        1994     1993
                                                  ----     ----        ----     ----
Computation of weighted average number of
  common and equivalent shares outstanding:

 PRIMARY -
  Weighted average number of shares
    outstanding .............................    14,253   14,533      14,307   14,456
  Dilutive effect of stock options ..........       125      152         123      147
                                                -------  -------     -------  -------
  Weighted average number of common and
    equivalent shares .......................    14,378   14,685      14,430   14,603
                                                =======  =======     =======  =======
Net earnings before preferred dividend
  requirements ..............................   $15,329  $12,868     $40,136  $52,928
Preferred dividends .........................         -        -           -      409
                                                -------  -------     -------  -------
Net earnings attributable to common
  stockholders ..............................   $15,329  $12,868     $40,136  $52,519
                                                =======  =======     =======  =======
Net earnings per common share ...............   $  1.07  $   .88     $  2.78  $  3.60
                                                =======  =======     =======  =======
 FULLY DILUTED
  Weighted average number of shares
    outstanding .............................    14,253   14,533      14,307   14,456
  Dilutive effect of stock options ..........       125      156         123      156
  Conversion of $2.125 preferred stock ......         -        -           -       76
                                                -------  -------     -------  -------
  Weighted average number of common and
    equivalent shares .......................    14,378   14,689      14,430   14,688
                                                =======  =======     =======  =======
Net earnings before preferred dividend
  requirements ..............................   $15,329  $12,868     $40,136  $52,928
Adjustable rate preferred stock dividends ...         -        -           -      407
                                                -------  -------     -------  -------
Net earnings attributable to common
  stockholders ..............................   $15,329  $12,868     $40,136  $52,521
                                                =======  =======     =======  =======
Net earnings per common share ...............   $  1.07  $   .88     $  2.78  $  3.58
                                                =======  =======     =======  =======

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